UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 17, 2008

Anika Therapeutics, Inc.

(Exact Name of Registrant as Specified in Charter)

Massachusetts	000-21326	04-3145961
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

32 Wiggins Avenue, Bedford, Massachusetts	01730
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code:	(781) 457-9000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions: communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On October 17, 2008, Anika Therapeutics, Inc. (the “Company”) entered into Employment Agreements (individually, the “Employment Agreement” and collectively, the “Employment Agreements”) with each of Dr. Charles H. Sherwood, Ph.D., President and Chief Executive Officer of the Company, and Kevin Quinlan, Chief Financial Officer of the Company (the “Senior Executives”).  The Employment Agreements clarify and amend existing employment arrangements between the Company and each of Dr. Sherwood and Mr. Quinlan. The base salary amounts represent the current salaries approved by the Board of Directors in January 2008.

Dr. Sherwood’s Employment Agreement provides him with an initial annual base salary of $428,480, subject to annual review by either the Board of Directors or the Compensation Committee.  In addition, Dr. Sherwood is eligible to receive cash incentive compensation, starting at 50% of his annual base salary.

Mr. Quinlan’s Employment Agreement provides him with an initial annual base salary of $261,888, subject to annual review by either the Board of Directors or the Compensation Committee.  In addition, Mr. Quinlan is eligible to receive cash incentive compensation, starting at 30% of his annual base salary.

Dr. Sherwood and Mr. Quinlan are eligible to participate in or receive benefits under all of the Company’s employee benefit plans or any future arrangements made available by the Company to its executives.

Pursuant to the terms of the Employment Agreements, upon any termination, whether due to death, disability, or for any reason by Dr. Sherwood or Mr. Quinlan, as the case may be, or the Company, each of Dr. Sherwood and Mr. Quinlan would be entitled to any accrued benefits, including any earned but unpaid base salary and incentive compensation, unpaid expense reimbursements, accrued but unused vacations, and any vested benefits under the Company’s employee benefit plans.

Subject to certain conditions, upon an involuntary termination by the Company of Dr. Sherwood’s employment without “cause” (as defined in his Employment Agreement) or a voluntary termination of employment by Dr. Sherwood for “good reason” (as defined in his Employment Agreement), Dr. Sherwood would be entitled to receive a severance amount equal to 1.5 times the sum of his current base salary and target annual bonus for the then current fiscal year and would be eligible to continue to participate in the Company’s group health, dental and vision program for 18 months.

If Dr. Sherwood’s termination of employment occurs within 3 months prior to or 12 months after a “change in control” (as defined in his Employment Agreement) and such termination is either by him for “good reason” or by the Company without “cause,” (i) Dr. Sherwood would be entitled to receive, in lieu of the severance amount described in the immediately preceding paragraph, a severance amount equal to two times the sum of his current base salary and target annual bonus for the then current fiscal year, (ii) all of Dr. Sherwood’s stock options and stock-based awards would immediately accelerate and become fully exercisable or nonforfeitable as of the effective date of such change in control, and (iii) Dr. Sherwood would be eligible to continue to participate in the Company’s group health, dental and vision program for 24 months, subject to certain conditions.

Under the terms of his Employment Agreement with the Company, Dr. Sherwood would receive a gross-up payment that, on an after-tax basis, is equal to the taxes imposed on the severance payments under his Employment Agreement in the event any payment or benefit to the executive is considered an “excess parachute payment” and subject to an excise tax under the Internal Revenue Code.  Notwithstanding the foregoing, the amount of gross-up payment that Dr. Sherwood would be entitled to receive decreases over time, as more fully described in his Employment Agreement.

Subject to certain conditions, upon an involuntary termination by the Company of Mr. Quinlan’s employment without “cause” (as defined in the Employment Agreement) or a voluntary termination of employment by him for “good reason” (as defined in the Employment Agreement), Mr. Quinlan would be entitled to receive a severance amount equal to his current base salary for the then current fiscal year and would be eligible to continue to participate in the Company’s group health, dental and vision program for 12 months.

If Mr. Quinlan’s termination of employment occurs within 3 months prior to or 12 months after a “change in control” (as defined in the Employment Agreement) and such termination is either by him for “good reason” or by the Company without “cause,” (i) Mr. Quinlan would be entitled to receive, in lieu of the severance amount described in the immediately preceding paragraph, a severance amount equal to 1.5 times the sum of his current base salary and target annual bonus for the then current fiscal year, (ii) all of Mr. Quinlan’s stock options and stock-based awards would immediately accelerate and become fully exercisable or nonforfeitable as of the effective date of such change in control, and (iii) Mr. Quinlan would be eligible to continue to participate in the Company’s group health, dental and vision program for 18 months, subject to certain conditions.

Under the terms of his Employment Agreement, Mr. Quinlan would receive a modified economic cutback gross-up payment in the event any payment or benefit to him is considered an “excess parachute payment” and subject to an excise tax under the Internal Revenue Code.

In addition, Dr. Sherwood and Mr. Quinlan are subject to confidentiality, non-disclosure, non-competition, non-solicitation, assignment, and arbitration provisions.

The foregoing description of the Employment Agreements with each of Dr. Sherwood and Mr. Quinlan does not purport to be complete and is qualified in its entirety by reference to the text of the Employment Agreements, which are attached as Exhibits 10.1 and 10.2, respectively, to this Form 8-K and incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ANIKA THERAPEUTICS, INC.

Dated: October 22, 2008	By:	/s/ KEVIN W. QUINLAN
Kevin W. Quinlan
Chief Financial Officer

Exhibit Index

10.1 Employment Agreement, dated as of October 17, 2008, between Anika Therapeutics, Inc. and Charles H. Sherwood, Ph.D.

10.2 Employment Agreement, dated as of October 17, 2008, between Anika Therapeutics, Inc. and Kevin Quinlan.